EXHIBIT 99.1

ePlus Technology Amends Credit Facility With GE Capital Commercial Distribution Finance

Increase in Credit Limit to $225 Million Enhances ePlus Technology's Working Capital

HERNDON, Va., Aug. 5, 2014 (GLOBE NEWSWIRE) -- ePlus inc. (Nasdaq:PLUS) today announced its subsidiary, ePlus Technology, inc., amended its credit facility with GE Capital Commercial Distribution Finance (GECDF), which was originally entered into on July 23, 2012. The GECDF credit facility is comprised of a floor plan component and an accounts receivable component and is used to finance inventory and accounts receivable related to the sales of products and services in its technology segment.

The amendment provides ePlus Technology with a total credit limit of $225 million, an increase of $50 million over the prior agreement, with a sub-limit of $30 million for the accounts receivable component. ePlus inc. will continue to guarantee this facility up to a limit of $10.5 million. The amounts available under the agreements may be limited by the asset value of the inventory purchased and accounts receivable, and may be further limited by certain covenants and terms and conditions of the facility. Either party may terminate with proper notice.

"This amendment further increases our capacity to efficiently and effectively support our customer base in order to provide advanced solutions," said Elaine D. Marion, chief financial officer. "We are grateful to GECDF for their continued support over the past 10 plus years and greatly value our long-term relationship."

About GE Capital, Commercial Distribution Finance

GE Capital, Commercial Distribution Finance provided $34 billion in financing for more than 30,000 dealers and more than 3,000 distributors and manufacturers in the U.S. and Canada in 2013. Programs include inventory and accounts receivable financing, asset-based lending, private label financing, collateral management and related financial products. For more information, visit http://www.gecdf.com/ or follow company news via Twitter (http://twitter.com/GEInventoryFin).

About ePlus inc.

ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering complex information technology solutions, which may include managed and professional services and products from top manufacturers, flexible financing, and proprietary software. Founded in 1990, ePlus has more than 900 associates serving commercial, state, municipal, and education customers nationally. The Company is headquartered in Herndon, VA. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements." Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and general slowdown of the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; our ability to consummate and integrate acquisitions; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our electronic and other confidential information; future growth rates in our core businesses; our ability to protect our intellectual property; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to realize our investment in leased equipment; our ability to hire and retain sufficient qualified personnel; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

CONTACT:	GE Capital, Americas Lisa Tibbitts Lisa.Tibbitts@ge.com 203-956-4582

ePlus inc. Kleyton Parkhurst, SVP kparkhurst@eplus.com 703-984-8150